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                                                                    EXHIBIT 10.9

                              AMENDED AND RESTATED
                       RESEARCH AND DEVELOPMENT AGREEMENT

      This Agreement, dated as of April 2, 2001, is between Sankyo Co., LTD ("Sankyo"), a Japanese corporation, having a business address at 5-1, Nihonbashi Honcho 3-chome, Chuo-ku Tokyo 103, Japan, and ArQule, Inc. ("ArQule"), a Delaware corporation, having a business address at 19 Presidential Way, Woburn, Massachusetts, U.S.A..

                                R E C I T A L S

      WHEREAS, Sankyo and ArQule previously entered into a Research and Development Agreement dated November 1, 1997 (the "Original Agreement");

      WHEREAS, the activities contemplated by the parties under the Original Agreement are nearly completed; and

      WHEREAS, the parties desire to complete certain activities under the Original Agreement and then to continue their relationship by undertaking additional research and development activities;

      NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

1.    Definitions.

      1.1. "Active Compound" shall mean an ArQule Compound that exhibits significant functional activity against a Target, as determined by Sankyo in a manner consistent with the manner Sankyo uses to evaluate other similarly situated compounds being developed by Sankyo.

      1.2. "Affiliate" shall mean a corporation or other legal entity that controls, is controlled by, or is under common control with such Party. For purposes of this definition, "control" means the ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a fifty percent (50%) or greater interest in the net assets or profits of an entity which is not a corporation.

      1.3. "Agreement" shall mean this Amended and Restated Research and Development Agreement, together with Exhibit A hereto.

      1.4. "ArQule Compound" shall mean a chemical compound provided by ArQule to Sankyo pursuant to this Agreement as part of a screening library, including without limitation the compounds provided in the Compass Array Library and Mapping Array Libraries.

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      1.5. "ArQule Derivative Compound" shall mean a Derivative Compound developed from a Licensed Compound in the course of an optimization program for the molecular Target or other Target (e.g., whole cell screen) against which such Licensed Compound was initially discovered to have biological activity, i.e., a compound is not an ArQule Derivative Compound if that compound is independently developed by Sankyo.

      1.6. "Array" shall mean a set of samples of structurally related chemical compounds arranged in a format such as a microtiter screening plate.

      1.7. "Available Compound" shall mean an Active Compound which ArQule has determined is not (i) licensed or otherwise committed to a third party or (ii) committed to an internal ArQule program.

      1.8. "Compass Array Library" shall mean a collection of ArQule Compounds that is a diverse representative subset of the Mapping Array Libraries used for initial screening of the Mapping Array Libraries. The description of, and the specifications for, the Compass Array(TM) Library are set forth in Exhibit A attached hereto.

      1.9. "Confidential Information" shall mean any technical or business information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement or generated pursuant to this Agreement. Such Confidential Information may include, without limitation, the identity or use of a chemical compound, the identity or use of a biological target, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, collaboration and development activities, Steering Committee and Research Committee minutes, royalty reports, product and marketing plans, clinical development plans, and customer and supplier information..

      1.10. "Derivative Compound" shall mean a chemical compound that was (i) structurally derived from a parent compound in one or more steps from another by a process of modification or partial substitution of at least one component wherein at least one structural feature is retained at each process step or (ii) actually derived from a parent compound using information obtained from testing one or more parent compounds. The number of intermediate steps or compounds is not relevant to the classification of a compound as a Derivative Compound. A compound need not have structural similarity to the parent compound in order to be classified as a Derivative Compound.

      1.11. "Directed Array(R) Library" shall mean an Array comprised of Derivative Compounds synthesized by ArQule under the Directed Array Program. The description of, and the specifications for, the Directed Array Libraries are set forth in Exhibit A attached hereto.

      1.12. "Directed Array(SM) Program" shall mean a Directed Array Program conducted by ArQule for Sankyo as set forth in Section 4 and in accordance with a Research Plan developed by the Research Committee and approved by the Steering Committee.

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      1.13. "Discovery Optimization Program" means the discovery optimization program described in Article 5 below.

      1.14. "Effective Date" shall mean the date first written above.

      1.15. "Extraordinary Expenses" shall mean those expenses incurred from time to time by ArQule in connection with the Directed Array Program and approved by the Research Committee and Sankyo which are not (i) direct, out-of-pocket costs provided for in the Research Plan which are directly attributable to the Directed Array Program or (ii) fixed overhead costs provided for in the Research Plan which are allocable to the Directed Array Program.

      1.16. "FDA" shall mean the United States Food and Drug Administration (or its foreign equivalent in Japan or Europe).

      1.17. "Full-Time Equivalent" or "FTE" shall mean one (1) or more qualified full-time employee(s) of ArQule who, alone or collectively, spends one hundred percent (100%) of a forty (40) hour work week on a specific project or task (which is approximately 1700 man-hours reported at ArQule on the project in one year).

      1.18. "Licensed Compound" shall mean (i) any ArQule Compound that, as of the Effective Date, has already been designated as a Licensed Compound under the Original Agreement and (ii) any Active Compound that the Research Committee designates as a Licensed Compound in accordance with Section 3.6.

      1.19. "Licensed Compound Set" shall mean a set of one or more Licensed Compounds from the same Mapping Array Library that have biological activity for the same Target, as well as any ArQule Derivative Compounds of such Licensed Compounds that are synthesized by a party in the course of optimizing those Licensed Compounds.

      1.20. "Mapping Array(R) Library" shall mean an Array of ArQule Compounds which ArQule makes available to its collaborators for screening on a non-exclusive basis. The description of, and the specifications for, the Mapping Array Libraries are set forth in Exhibit A attached hereto.

      1.21. "Mapping Array(SM) Program" shall mean the component of the Research Program under which ArQule has provided and will continue to provide Sankyo with Mapping Array Libraries and under which ArQule will now provide Sankyo with the Compass Array Library, as further described in Section 3.

      1.22. "Net Sales" shall mean the aggregate Net Sales Price of Royalty-Bearing Products in any Royalty Period.

      1.23. "Net Sales Price" shall mean the gross amount received on sales by Sankyo, its Affiliates and Sublicensees of Royalty-Bearing Products, less the following: (i) trade, quantity, and cash discounts or rebates actually allowed,
(ii) credits or allowances given for rejections or returns, and (iii) freight, shipping, or other costs of transportation charged to a customer. In any

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transfers of Royalty-Bearing Products between Sankyo and an Affiliate, the Net
Sales Price shall be calculated based on the final sale of the Royalty-Bearing Product to an independent third party. In the event that Sankyo receives non-monetary consideration for any Royalty-Bearing Products, the Net Sales Price shall be calculated based on the average price charged by Sankyo for such Royalty-Bearing Products during the preceding Royalty Period.

      1.24. "Party" shall mean ArQule or Sankyo; "Parties" means ArQule and Sankyo, collectively.

      1.25 "Patent Rights" shall mean any United States and foreign patent application and any divisional, continuation, or continuation-in-part of such patent application (to the extent the claims are directed to subject matter specifically described therein), as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications. "ArQule Patent Rights" means Patent Rights that are either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and a party other than Sankyo, or (iii) licensed to or otherwise controlled by ArQule, in each case to the extent that ArQule has the ability to license or sublicense the rights required under this Agreement without payment to a third party. "Sankyo Patent Rights" means Patent Rights that are either (i) assigned solely to Sankyo, (ii) assigned jointly to Sankyo and a party other than ArQule, or
(iii) licensed to or otherwise controlled by Sankyo, in each case to the extent that Sankyo has the ability to license or sublicense the rights required under this Agreement without payment to a third party. "Joint Patent Rights" means Patent Rights assigned to both ArQule and Sankyo as joint owners. Joint Patent Rights will include (i) Patent Rights claiming Joint Technology and (ii) Patent Rights claiming both ArQule Technology and Sankyo Technology in a single filing.

      1.26. "Phase I Clinical Trials" shall mean clinical trials in healthy adults and/or in a small number of patients commencing upon the filing of a trial protocol with the appropriate regulatory body and designed to determine the metabolism and pharmacologic actions of a product in humans, the side effects associated with increasing doses and to gather evidence on effectiveness and meeting the requirements established by the FDA or by the equivalent Japanese agency for Phase I clinical trials. The completion of the Phase I Clinical Trials will be deemed to have occurred upon the first formal internal issuance of trial results as measured by trial objectives, or in any event no later than the commencement of the Phase II Clinical Trials.

      1.27. "Phase II Clinical Trials" shall mean clinical trials in a small sample of the intended patient population commencing upon the filing of a trial protocol with the appropriate regulatory body and designed to assess the efficacy for a specific indication of a compound proposed to be used as a therapeutic or diagnostic pharmaceutical product, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects, and meeting the requirements established by the FDA or the equivalent Japanese agency for Phase II clinical trials. The completion of the Phase II Clinical Trials will be deemed to have occurred upon the first formal internal issuance of trial results as measured by trial objectives, or in any event no later than the commencement of the Phase III Clinical Trials.

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      1.28. "Phase III Clinical Trials" shall mean clinical trials commencing upon the filing of a trial protocol with the appropriate regulatory body and designed to demonstrate safety and efficacy of a compound proposed to be used as a prophylactic, therapeutic or diagnostic pharmaceutical product in an expanded patient population at geographically dispersed study sites, meeting the requirements established by the FDA or the equivalent Japanese agency for Phase III clinical trials. The completion of the Phase III Clinical Trials will be deemed to have occurred upon the first formal internal issuance of trial results as measured by trial objectives, or in any event no later than the filing of an NDA.

      1.29. "Preclinical Development" shall mean the commencement of potency and efficacy testing of a compound in animal models.

      1.30 "Proprietary Materials" shall mean any tangible materials, whether biological, chemical, physical, or otherwise, that one party (the "Provider") furnishes to the other party (the "Recipient") under this Agreement and designates as proprietary or confidential including, without limitation all ArQule Compounds and Sankyo Compounds.

      1.31. "Research Committee" shall mean the research committee established by the Parties as described in Section 2.1.

      1.32. "Research Period" shall mean the period commencing on the Effective Date and continuing until June 30, 2004.

      1.33. "Research Program" shall mean, collectively, each of the Directed Array Programs and the Mapping Array Program.

      1.34. "Research Plan" shall mean a plan of research for the Mapping Array Program and the Directed Array Programs as developed by the Research Committee and approved by the Steering Committee.

      1.35. "Royalty-Bearing Product" shall mean a product containing as one of its constituents (i) any ArQule Compound; (ii) any ArQule Derivative Compound;
(iii) any Sankyo Derivative Compound synthesized by or for ArQule; or (iv) any other compound discovered or designed by Sankyo from any ArQule Compound, ArQule Derivative Compound, or Sankyo Derivative Compound, or otherwise as a result of information provided by ArQule to Sankyo under the Mapping Array Program or the Directed Array Program.

      1.36. "Royalty Period" shall mean, with respect to each Royalty-Bearing Product, every calendar quarter, or partial calendar quarter, commencing with the first commercial sale of such Royalty-Bearing Product in any country and thereafter during which Sankyo has the obligation to pay a royalty pursuant to
Section 8.5.

      1.37. "Sankyo Compound" shall mean any chemical compound provided by Sankyo or its Affiliates to ArQule under the Directed Array Program.

      1.38. "Sankyo Derivative Compound" shall mean a Derivative Compound developed from an Sankyo Compound in the course of an optimization program for the molecular Target or

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other Target (e.g., whole cell screen) against which such Sankyo Compound was initially discovered to have biological activity, i.e., a compound is not a Sankyo Derivative Compound if that compound is independently developed by ArQule

      1.39. "Steering Committee" shall mean the steering committee established by the parties as described in Section 2.2.

      1.40. "Sublicensee" shall mean any non-Affiliate third party licensed by Sankyo to make, use (except where the right to use accompanies the sale of any Royalty-Bearing Product by Sankyo or its Affiliates or Sublicensees) or sell any Royalty-Bearing Product.

      1.41. "Target" shall mean any biological target selected by Sankyo for which Sankyo has certain proprietary technology and/or expertise.

      1.42. "Technology" shall mean any proprietary development, information, know-how, idea, design, concept, technique, process, invention, compound, discovery, improvement whether or not patentable or copyrightable. "ArQule Technology" means Technology that is either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and a party other than Sankyo, or (iii) licensed to or otherwise controlled by ArQule, in each case to the extent that ArQule has the ability to license or sublicense the rights required under this Agreement without payment to a third party. "Sankyo Technology" means Technology that is either (i) assigned solely to Sankyo, (ii) assigned jointly to Sankyo and a party other than ArQule, or (iii) licensed to or otherwise controlled by Sankyo, in each case to the extent that Sankyo has the ability to license or sublicense the rights required under this Agreement without payment to a third party. "Joint Technology" means Technology that is developed or discovered jointly by one or more employees or consultants of Sankyo and one or more employees or consultants of ArQule in connection with this Agreement.

      1.43. "U.S. Territory" shall mean the fifty states comprising the United States of America and all American possessions.

      1.44. "Worldwide Territory" shall mean the world excluding the U.S. Territory.

      1.45. The above definitions are intended to encompass the defined terms in both the singular and plural tenses.

2.    Management of Research Program.

      2.1. Research Committee.

            2.1.1. Composition of Research Committee. The Parties hereby establish a Research Committee comprised of six (6) members, with three (3) representatives appointed by each Party, including one (1) member from each party who also serves on the Steering Committee. A Party may change one or more of its representatives to the Research Committee at any time upon notice to the other Party. Each Party will also designate one of its representatives as its team leader.

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            2.1.2. Duties of the Research Committee. The Research Committee
shall direct and administer the Research Program. Specifically, the Research Committee shall develop and revise the Research Plan. In addition, the Research Committee shall (i) designate Active Compounds as Licensed Compounds as described in Section 3.6.; (ii) maintain and update the list of Licensed Compounds; (iii) determine the allocation of the funding and personnel resources to be contributed by ArQule for each Directed Array Program; and (iv) resolve matters involving scientific questions.

            2.1.3. Meetings of the Research Committee. The Research Committee shall communicate regularly, but in no event less than monthly, via written project status reports through written communications means, including, without limitation, electronic mail. A member of the committee from each Party will promptly respond to such communications where appropriate within seven (7) days of its receipt by such member. In the event that questions or issues arise from such written communications that cannot be, or are not being effectively addressed by such written communications, or upon request by any member of the Research Committee, the Research Committee shall promptly conduct one or more telephone conferences to address such questions or issues and shall prepare and deliver to each Party a brief written report describing the significant issues and discussions that take place during such telephone conference(s). A representative of the Research Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time of any such telephone conferences and the proposed agenda with respect thereto, unless waived by all members. The Research Committee shall meet quarterly with the location alternating between ArQule and Sankyo, or at such other times and locations as the Research Committee determines. A representative of the Research Committee jointly appointed by its members shall provide each member with five
(5) business days notice of the time and location of meetings, unless such notice is waived by all members. If a designated representative of a Party cannot attend any meeting of the Research Committee, such Party may designate a different representative for that meeting without notice to the other Party, and the substitute member will have full power to vote on behalf of the permanent member. All actions and decisions of the Research Committee will require the unanimous consent of all of its members. If the Research Committee fails to reach agreement upon any matter, the dispute will be referred to the Steering Committee for resolution. Within ten (10) days following each quarterly meeting of the Research Committee, the Research Committee shall prepare and deliver, to both Parties, a written report describing the decisions made, conclusions and actions agreed upon.

      2.2. Steering Committee.

            2.2.1. Composition of Steering Committee. The Parties hereby establish a Steering Committee with equal membership from each party. A Party may change one or more of its representatives to the Steering Committee at any time upon notice to the other Party.

            2.2.2. Duties of Steering Committee. The Steering Committee will have overall authority to direct the collaboration and exclusive approval authority over financial decisions and other decisions relating to contractual or business issues. Specifically, the Steering Committee will (i) approve Research Plans and updates to Research Plans, (ii) resolve disputes and

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deadlocks within the Research Committee, and (iii) review and approve resource allocation decisions for Directed Array Programs.

            2.2.3. Meetings of the Steering Committee. The Steering Committee shall meet at least once every six (6) months with the location alternating between ArQule and Sankyo. A representative of the Steering Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time and location of meetings, unless such notice is waived by all members. If a designated representative of a Party cannot attend any meeting of the Steering Committee, such Party may designate a different representative for that meeting without notice to the other Party, and the substitute member will have full power to vote on behalf of the permanent member. All actions and decisions of the Steering Committee will require the unanimous consent of all of its members. If the Steering Committee fails to reach agreement upon any matter, the dispute will be referred to the dispute resolution procedures set forth in
Section 13.5. Within ten (10) days following each meeting of the Steering Committee, the Steering Committee shall prepare and deliver, to both Parties, a written report describing the decisions made, conclusions and actions agreed upon.

      2.3. Cooperation. Each Party agrees to provide the Research Committee and Steering Committee with information and documentation as reasonably required for the Research Committee and Steering Committee to fulfill its duties under this Agreement. In addition, each Party agrees to make available its employees and consultants as reasonably requested by the Research Committee and Steering Committee. The Parties anticipate that members of the Research Committee and Steering Committee will communicate informally with each other and with employees and consultants of the Parties on matters relating to the Directed Array Program.

      2.4. Visits to Facilities. Members of the Research Committee and Steering Committee shall have reasonable access to the facilities of each Party where activities under this Agreement are in progress, but only during normal business hours and with reasonable prior notice. Each Party shall bear its own expenses in connection with such site visits.

3.    Mapping Array Program.

      3.1. Prior Mapping Array Program. Sankyo acknowledges that, prior to the Effective Date, ArQule previously delivered to Sankyo, and Sankyo accepted, approximately 400,000 ArQule Compounds within Mapping Array Libraries produced by ArQule from 1996 through 1999. Sankyo further acknowledges that such ArQule Compounds were fully satisfactory to Sankyo. ArQule acknowledges that Sankyo has fully paid for such ArQule Compounds, except that ArQule remains eligible to receive milestone and royalty payments on Royalty-Bearing Products as set forth in Sections 8.3. and 8.5.

      3.2. Compass Array Library. ArQule will supply Sankyo with one (1) copy of the portion of the Compass Array Library corresponding to Mapping Array Libraries produced in calendar year 2000 within two (2) weeks after the Effective Date and one (1) copy of the portion of the Compass Array Library corresponding to Mapping Array Libraries produced in calendar year 2001 by March 1, 2002. ArQule will not disclose the structures of ArQule Compounds in the Compass Array Library and Sankyo will have no obligation to disclose its Targets. Sankyo

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will promptly screen the Compass Array Library against its Targets. When Sankyo detects Active Compounds in the Compass Array Library, Sankyo will promptly inform ArQule through the Research Committee.

      3.3. Mapping Array Library. During the period from the Effective Date through March 31, 2003 upon the written request of Sankyo, ArQule will promptly deliver to Sankyo any Mapping Array Libraries selected by Sankyo. Promptly upon its receipt of any such Mapping Array Libraries, Sankyo shall test such Mapping Array Libraries for activity against the relevant Targets. In addition, Sankyo may continue to screen all Mapping Array Libraries received prior to the Effective Date against any Targets. Initially, ArQule will identify the Chemical Themes of each Mapping Array Library in Markush format but not the structures of the individual ArQule Compounds in the Mapping Array Library, and Sankyo will not disclose the Targets screened. If Sankyo detects Active Compounds, Sankyo shall promptly provide ArQule with notice by telefax communication of the spatial location of Active Compounds in the Mapping Array Libraries, which telefax shall be followed by a confirmatory letter.

      3.4. Mutual Disclosure. ArQule will promptly determine whether the Active Compounds identified by Sankyo in the Mapping Array Libraries are Available Compounds, and then promptly notify Sankyo of such determination. If any Active Compound is not an Available Compound, ArQule shall not disclose the structure and Sankyo shall have no rights under this Agreement with respect to that Active Compound. If an Active Compound is an Available Compound, ArQule shall reserve such Active Compound as an Available Compound to Sankyo under this Agreement, which means that ArQule shall not thereafter (i) license or otherwise commit that Active Compound to a third party or (ii) commit that Active Compound to an internal ArQule program as long as that Active Compound is under reservation by Sankyo. ArQule then shall disclose to Sankyo (i) the structure of such Available Compound correlated to its well location and (ii) upon request of Sankyo, the structures but not the locations of inactive ArQule Compounds in the same Mapping Array Library, and Sankyo shall disclose to ArQule (i) the identity of the Target and (ii) the level of activity. All such disclosed information shall be treated as Confidential Information by both Parties.

      3.5. Resynthesis. During the period from the Effective Date through March 31, 2003, ArQule shall resynthesize and deliver to Sankyo an additional 5 mg quantity of any Available Compound requested by Sankyo to enable Sankyo to conduct confirmatory screening activities. Sankyo shall provide ArQule with written notice of the Available Compounds that Sankyo desires to have resynthesized by ArQule, in accordance with the specifications set forth in Exhibit A. In each case the actual amount of, and delivery schedule for, resynthesized Available Compounds will be determined by the Research Committee. ArQule will continue to reserve all of the Available Compounds from the same Mapping Array Library for a period of ninety (90) days after Sankyo receives at least one resynthesized Available Compound from that Mapping Array Library. The Steering Committee may extend this reservation period for one or more Available Compounds.

      3.6. Designation of Licensed Compounds. At the request of Sankyo, the Research Committee will review and consider the pertinent confirmatory data and, after consideration, designate confirmed Available Compounds as "Licensed Compounds" under this Agreement.

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Sankyo acknowledges that an Active Compound that Sankyo desires to designate as a Licensed Compound may not retain its status as an Available Compound if the reservation period expired for that Active Compound. Therefore, if an Active Compound is no longer reserved (i.e., the reservation period expired), ArQule must determine whether that Active Compound is still an Available Compound before the Research Committee may designate the Active Compound as a Licensed Compound. Upon the designation of an ArQule Compound as a Licensed Compound, the licenses set forth in Section 6.2. shall automatically apply. All Licensed Compounds from a Mapping Array Library that share activity for the same Target shall form a Licensed Compound Set for the purposes of this Agreement.

      3.7. Optimization Rights. During the Research Period, Sankyo may submit Licensed Compound Sets to ArQule for inclusion in the Directed Array Program. At any time, Sankyo may conduct optimization of any Licensed Compound Set. In the event that Sankyo conducts optimization of a Licensed Compound Set, then at the request of Sankyo, ArQule will provide Sankyo with synthetic protocols to enable Sankyo to make those Licensed Compounds.

      3.8. Extension Right. If ArQule continues to offer the Mapping Array Program during the year 2002, Sankyo may extend on the same terms the supply of ArQule Compounds in the form of the Compass Array Library and the Mapping Array Libraries through December 31, 2002 upon written notice to ArQule which is received by ArQule not later than July 1, 2001.

4.    Directed Array Program.

      4.1. Prior Directed Array Programs. Sankyo acknowledges that ArQule has satisfactorily completed four (4) of the total of six (6) Directed Array Programs committed under the Original Agreement. ArQule acknowledges that Sankyo has fully paid for the completed Directed Array Programs, except that ArQule remains eligible to receive milestone and royalty payments on Royalty-Bearing Products as set forth in Sections 8.3. and 8.5. ArQule and Sankyo both agree that the two (2) uncompleted Directed Array Programs under the Original Agreement shall be completed not later than July 1, 2001 under the terms and conditions of the Original Agreement.

      4.2. Description of Directed Array Program. Under the direction of the Research Committee and in accordance with the Research Plan, ArQule will synthesize multiple Directed Array Libraries of ArQule Derivative Compounds or Sankyo Derivative Compounds that meet the specifications set forth on Exhibit A. The Parties intend that, during each year of the Directed Array Program (July 1 to June 30), Sankyo will submit to ArQule and ArQule will perform one (1) Directed Array Program, with each Directed Array Program based on a different chemotype or chemical theme and intended to produce approximately 1000 compounds. However, the actual conduct of the Directed Array Programs, the actual numbers of compounds produced in each Directed Array Program, and the specifications of the compounds produced in each Directed Array will be determined by the Research Committee and documented in the Research Plan, subject to the authority of the Steering Committee.

      4.3. Conduct of Directed Array Program. Each Directed Array Program shall be conducted pursuant to the Research Plan in a good scientific manner and in compliance with all

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applicable legal requirements. The conduct of each Directed Array Program shall be the primary responsibility of ArQule with participation by Sankyo. ArQule shall commit a total of four (4) FTEs per year (July 1 to June 30) to each Directed Array Program (including two synthetic organic chemists), subject to adjustment by the Steering Committee; provided, however, that ArQule shall have no obligation to commit more than a total of four (4) FTEs per year to the Directed Array Program unless Sankyo funds such additional FTEs as described below. Sankyo shall propose projects to the Steering Committee for inclusion as a Directed Array Program. If the Steering Committee approves the inclusion of the proposed project, ArQule shall thereupon diligently synthesize Directed Array Libraries of ArQule Derivative Compounds or Sankyo Derivative Compounds in accordance with the Research Plan; provided that ArQule shall have the right to decline to synthesize any compound that (i) was under development by ArQule (including programs with academic collaborators or corporate partners) before such compound was specifically proposed to be included in the Directed Array Program or (ii) was already within a screening library before such compound was specifically proposed to be included in the Directed Array Program. Sankyo shall provide ArQule with the requisite amount and purity of Sankyo Compounds, as directed by the Research Committee, for any Directed Array Programs based on such Sankyo Compounds. Sankyo shall, in its discretion, test all compounds in the Directed Array Libraries. If Sankyo desires to increase the number of Directed Array Programs under this Agreement, Sankyo will notify ArQule through the Research Committee and the parties will discuss the matter.

      4.4. Term of Directed Array Programs. The Parties shall perform the Directed Array Programs under this Agreement during the Research Period.

5.    Discovery Optimization Program.

      5.1. Description of Discovery Optimization Program. In a Discovery Optimization Program, ArQule and Sankyo produce one or more compound series for a particular Target with the goal of generating an IND candidate that is ready for preclinical GLP toxicology studies. The Discovery Optimization Program has three stages:

            Stage 1 - Lead Generation

            The first stage of the Discovery Optimization Program will generate Active Compounds from the Compass Array Library as described above. The objective of the first stage is to identify novel chemotypes within the ArQule Compound repository. The ability to prioritize Active Compounds from the Compass Array Library may be facilitated by analyzing the initial screening data in combination with cytochrome P450 inhibition and cellular viability data.

            Stage 2 - Lead Qualification

            The second stage of the Discovery Optimization Program will seek to qualify Active Compounds through in vitro ADMET profiles and additional biological assays. Intial SAR will be developed by screening selected Mapping Array Libraries that represent novel chemotypes identified in the Compass Array

            Library. The combination of initial SAR and some in vitro
            ADMET profiling will enable the identification of qualified Active Compounds that are amenable to additional lead optimization efforts.

            Stage 3 - Lead Optimization

            The third stage of the Discovery Optimization Program will progress one of the Targets through lead optimization to identify qualified Active Compounds and at least one preclinical GLP toxicology candidate. During this stage of the program, several iterations of Derivative Compound synthesis and optimization will be executed in parallel with in vitro ADMET profiling and biological assays for potency and selectivity.

      5.2. Option for Discovery Optimization Program. ArQule grants Sankyo the option to enter into a Discovery Optimization Program for up to two (2) Licensed Compound Sets at any time during the Research Period. Sankyo may exercise this option by furnishing ArQule with written notice to that effect, which notice must be received by ArQule during the Research Period. If Sankyo elects to exercise this option, Sankyo and ArQule will negotiate in good faith the terms and conditions of the program, including without limitation the payments and deliverables. If the Parties have not entered into a binding letter of agreement on the terms and conditions of the program within ninety (90) days after ArQule receives notice from Sankyo, then the option right shall expire and ArQule shall have no further obligation to enter into a Discovery Optimization Program with Sankyo for that Licensed Compound Set.

6.    License Grants; Reversion of Rights.

      6.1. Screening License. Subject to the terms and conditions of this Agreement, ArQule hereby grants to Sankyo and its Affiliates under ArQule Patent Rights and ArQule Technology a nonexclusive, royalty-free license (without the right to sublicense) to test the ArQule Compounds for significant functional activity against Targets.

      6.2 Development and Commercialization License. Subject to the terms and conditions of this Agreement, ArQule hereby grants to Sankyo and its Affiliates the following licenses:

      (i) an exclusive, worldwide license (with the right to sublicense) under the ArQule Patent Rights and other rights in ArQule Technology to conduct development of Licensed Compounds, including the right to develop Derivative Compounds based on Licensed Compounds;

      (ii) an exclusive, worldwide license (with the right to sublicense) under the ArQule Patent Rights and other rights in ArQule Technology to manufacture, use, sell, and import Licensed Compounds; and

      (iii) a non-exclusive, worldwide license (with the right to sublicense) under the ArQule Patent Rights and other rights in ArQule Technology to use chemical synthesis methods within the ArQule Patent Rights and ArQule Technology to make Royalty-Bearing Products.

Sankyo and ArQule acknowledge and agree that the exclusive license granted under clause (i) of this Section prohibits ArQule from granting any third party any right or license to develop Derivative Compounds based on Licensed Compounds, but does not extend to the composition or use of Derivative Compounds. Sankyo further acknowledges and agrees that the license grant in clause (iii) of this
Section is subject to the terms, conditions, and limitations of any agreement under which ArQule has acquired rights in a chemical synthesis method from a third party and, in such event, ArQule may require Sankyo to enter into a separate sublicense agreement before such license grant shall take effect. In the event that Sankyo decides to sublicense its rights under this Section to a third party, Sankyo shall furnish ArQule with written notice of the sublicense grant and shall ensure that all sublicense agreements conform to this Agreement.

      6.3. Reversion of Rights.

            6.3.1. Status Reports. Sankyo will furnish ArQule with a brief semi-annual statement, within thirty (30) days after June 30 and December 31 of each calendar year, that describes the status of each Licensed Compound Set which remains under development by Sankyo as a Royalty-Bearing Product. After Sankyo completes development of a Royalty-Bearing Product, Sankyo will promptly notify ArQule of the first commercial sale of that Royalty-Bearing Product in each country. In addition, Sankyo agrees to inform ArQule at least once each calendar year regarding the status of any Sankyo Derivative Compounds that Sankyo develops based on Sankyo Derivative Compounds synthesized by ArQule under this Agreement.

            6.3.2.. Return of ArQule Compounds. In the event that Sankyo ceases to use diligent efforts to develop, manufacture, market, and sell at least one Licensed Compound or Derivative Compound within a Licensed Compound Set as a Royalty-Bearing Product, including without limitation the cessation of efforts to optimize or develop such Licensed Compound Set, then (i) rights in any ArQule Compounds within such Licensed Compound Set shall revert to ArQule, (ii) all licenses granted to Sankyo under this Agreement with respect to such ArQule Compounds shall terminate, and (iii) Sankyo shall assign to ArQule the ownership of such ArQule Compounds.

7.    Intellectual Property.

      7.1. Rights in Compounds. Sankyo shall have the sole right to prepare, file, prosecute, and maintain Patent Rights that claim the composition or use of ArQule Derivative Compounds or Sankyo Derivative Compounds developed by either Party under this Agreement. ArQule shall assign to Sankyo all right, title, and interest in any Patent Rights filed by Sankyo that claim the composition or use of such ArQule Derivative Compounds or Sankyo Derivative Compounds. Therefore, such Patent Rights are considered Sankyo Patent Rights under this Agreement rather than Joint Patent Rights.

      7.2. Ownership of Intellectual Property. Other than as expressly provided herein, neither Party shall have any rights in Patent Rights and Technology that is invented, developed or discovered by the other Party prior to the Effective Date or outside the research performed under this Agreement. Ownership of Patent Rights and Technology arising from the research performed under this Agreement shall be allocated in the following manner:

      (i) ArQule shall have sole ownership of all right, title, and interest in ArQule Patent Rights and ArQule Technology;

      (ii) Sankyo shall have sole ownership of all right, title, and interest in Sankyo Patent Rights and Sankyo Technology; and

      (iii) ArQule and Sankyo shall have joint ownership of all right, title, and interest in Joint Patent Rights and Joint Technology.

      7.3. Management of Patent Rights. Sankyo shall have sole responsibility for, and control over, the management of Sankyo Patent Rights and ArQule shall have sole responsibility for, and control over, the management of ArQule Patent Rights. Each Party will bear its own expenses in connection with such Patent Rights. In the case of Joint Patent Rights, the Parties shall agree on the allocation of responsibility for, and the expense of, the preparation, filing, prosecution, and maintenance of any Joint Patent Rights claiming such inventions. In the event of any disagreement concerning any Joint Patent Rights, the matter shall be resolved by the Steering Committee or, in the absence thereof, by the President of ArQule and the Director of the Patent Department of Sankyo. The Party controlling a Joint Patent Right shall consult with the other Party as to the preparation, filing, prosecution, and maintenance of such Joint Patent Right reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or its foreign equivalent in Japan or Europe, and shall furnish to the other Party copies of all relevant documents reasonably in advance of such consultation. In the event that the Party controlling a Joint Patent Right desires to abandon such Joint Patent Right, or if the Party assuming control of a Joint Patent Right later declines responsibility for such Joint Patent Right, the controlling Party shall provide reasonable prior written notice to the other Party of such intention to abandon or decline responsibility, and such other Party shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent Rights.

      7.4. Cooperation. Each Party agrees to cooperate fully with the other in the preparation, filing, and prosecution of any Joint Patent Rights. ArQule agrees to cooperate fully with Sankyo in the preparation, filing, and prosecution of any Patent Rights that ArQule has assigned to Sankyo pursuant to
Section 7.1. Such cooperation includes, but is not limited to:

      (i) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights as established under this Agreement and to enable the other party to apply for and to prosecute patent applications in any country;

      (ii) promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, or prosecution of any such patent applications; and undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of such patent applications.

      7.5. Infringement.

            7.5.1. Offensive Actions. With respect to infringement of any Sankyo Patent Right claiming the composition or use of a Licensed Compound, ArQule Derivative Compound, or Royalty-Bearing Product, Sankyo shall have the primary right, but not the obligation, to enforce such Patent Right under its sole control and at its sole expense. In such event, Sankyo shall be exclusively entitled to all proceeds or recoveries resulting therefrom, but from such proceeds or recoveries Sankyo shall pay ArQule a royalty in accordance with
Section 8.5. on damages recovered for sales lost to the infringer. In the event that Sankyo declines to enforce such Patent Right with respect to a Royalty-Bearing Product where the sales of the alleged infringer are at least twenty percent (20%) of the market for said product, then ArQule shall have the secondary right to enforce such Patent Right under its sole control and at its sole expense. In such event, ArQule shall be exclusively entitled to all proceeds or recoveries resulting therefrom.

            7.5.2. Defensive Actions. Sankyo will indemnify, defend, and hold harmless ArQule, its Affiliates, and their respective officers, directors, employees, and agents from any and all loss, damage, cost, and expense (including reasonable attorneys fees) and amounts paid in settlement arising from any actual or alleged infringement claim brought by a third party, in law or in equity, based on activities undertaken pursuant to this Agreement (except for claims based solely on the practice of an ArQule Patent Right or the use of ArQule Technology) or based on the manufacture or sale of a Royalty-Bearing Product. In the event that ArQule intends to claim indemnification under this Subsection, ArQule shall promptly notify Sankyo of the infringement action and Sankyo shall assume the defense of the action under its sole control, including the right to effect a settlement. A failure by ArQule to deliver notice to Sankyo within a reasonable time shall relieve Sankyo of its indemnity obligation under this Section to the extent such failure prejudices the ability of Sankyo to defend such action. ArQule shall cooperate fully with Sankyo and its legal representatives in the investigation and defense of the action. In the event of a settlement, Sankyo shall obtain the consent of ArQule before agreeing to any settlement that imposes restrictions which are inconsistent with the rights and obligations of the Parties under this Agreement.

8.    Payments, Reports, and Records.

      8.1. Mapping Array Program.

            8.1.1. Compass Array Library Delivery Fee. In partial consideration of the delivery of the calendar year 2000 and 2001 portion of the Compass Array Library (as described in Section 3.2.), Sankyo agrees to pay ArQule a delivery fee in the amount $500,000, with $250,000 payable within two (2) weeks after the Effective Date and $250,000 payable on March 1, 2002.

            8.1.2. Mapping Array Library Delivery Fee. In partial consideration of the delivery of up to five (5) Mapping Array Libraries per calendar quarter from the Effective Date through March 31, 2003 (as described in Section 3.3.), Sankyo agrees to pay ArQule a delivery fee in the amount of $1,200,000 in eight
(8) equal installments of $150,000, payable within two

(2) weeks after the Effective Date and thereafter on the first day of each calendar quarter until the last payment is made on January 1, 2003. If Sankyo does not request its full allocation of five (5) Mapping Array Libraries in a given calendar quarter, ArQule shall have no obligation to provide Sankyo with the shortfall in any subsequent calendar quarter. If Sankyo receives more than five (5) Mapping Array Libraries in a given calendar quarter, as requested by Sankyo, Sankyo agrees to pay ArQule $20,000 for each such additional Mapping Array Library within thirty (30) days of receipt.

            8.1.3. Resynthesis Compounds. In partial consideration of the delivery of up to fifteen (15) resynthesis compounds (as described in Section 3.5.) per calendar quarter from the Effective Date through March 31, 2003, Sankyo agrees to pay ArQule a delivery fee in the amount of $300,000 in eight
(8) equal installments of $37,500, payable within two (2) weeks after the Effective Date and thereafter on the first day of each calendar quarter until the last payment is made on January 1, 2003. If Sankyo does not receive its full allocation of fifteen (15) resynthesis compounds in a given calendar quarter, ArQule shall have no obligation to provide Sankyo with the shortfall in any subsequent calendar quarter. If Sankyo receives more than fifteen (15) resynthesis compounds in a given calendar quarter, as requested by Sankyo, Sankyo agrees to pay ArQule $2,500 for each such additional resynthesis compound within thirty (30) days of receipt. In addition, if ArQule produces more than 5 mg of a resynthesis compound, as directed by the Research Committee and approved by Sankyo, Sankyo will pay ArQule an additional fee that will be determined by the Steering Committee on a case-by-case basis.

    8.2. Directed Array Programs. In partial consideration of the conduct of the Directed Array Programs by ArQule, Sankyo agrees to pay ArQule a total of $3,750,000 in twelve (12) equal installments of $312,500, payable on July 1, 2001 and thereafter on the first day of each calendar quarter during the Research Period until the last payment is made on April 1, 2004. Sankyo and ArQule acknowledge that this payment is intended to apply to the four (4) FTEs committed by ArQule to the Directed Array Programs each year (July 1 to June
30). If Sankyo desires to access additional ArQule FTEs to support Directed Array Programs, and ArQule provides the requested FTEs, Sankyo will pay ArQule for these additional FTEs at the rate of $250,000 per FTE per year, payable quarterly in advance. In addition to the amounts payable for the FTEs applied to the Directed Array Programs, Sankyo shall pay any and all Extraordinary Expenses of ArQule, as requested by the Research Committee and approved by Sankyo.

    8.3. Milestone Payments. In partial consideration of the activities undertaken by ArQule and the licenses granted by ArQule under this Agreement, Sankyo shall pay ArQule the following amounts within thirty (30) days after each occurrence of the following milestones:

Payment for
Royalty-Bearing Products                  Milestone
------------------------                  ---------
$  500,000                     First IND Filing (or non-U.S. equivalent) for
                               each Royalty-Bearing Product

$  500,000                     Completion of Phase I Clinical Trials (or non-U.S.
                               equivalent) for each Royalty-Bearing Product

$  500,000     Completion of Phase II Clinical Trials (or non-U.S.
               equivalent) for each Royalty-Bearing Product

$1,000,000     Commencement of Phase III Clinical Trials (or non-U.S.
               equivalent) for each Royalty-Bearing Product

$  500,000     Completion of Phase III Clinical Trials (or non-U.S.
               equivalent) for each Royalty-Bearing Product

$1,000,000     First NDA filing (or non-U.S. equivalent) for each Royalty-
               Bearing Product

$2,000,000     Approval of first NDA (or non-U.S. equivalent) for each
               Royalty-Bearing Product

Such milestone payments shall be non-refundable and shall not be credited against royalties payable to ArQule under this Agreement, provided, however, that twenty-five percent (25%) of any such milestone payments made with respect to any Royalty-Bearing Product consisting of an ArQule Compound provided to Sankyo pursuant to the Mapping Array Program, and not submitted to a Directed Array Program, shall be creditable up to $1,000,000 per year against royalties due ArQule for such Royalty-Bearing Product pursuant to Section 8.5. Sankyo shall promptly notify ArQule of each occurrence of any of the foregoing milestones.

      8.4. Alternative to Milestone Payments. If any time on or before sixty
(60) days prior to the filing of an IND application with respect to any Royalty-Bearing Product, Sankyo elects, in lieu of paying the foregoing milestone payments for such Royalty-Bearing Product, to share with ArQule the proceeds of the commercial exploitation of such Royalty-Bearing Product, it shall so notify ArQule in writing. Promptly upon its receipt of such written notice, ArQule shall enter into good faith negotiations with Sankyo for an appropriate amendment to this Agreement under which either (i) the Parties would share equally in the aggregate revenues from such Royalty-Bearing Product on a worldwide basis or (ii) ArQule would be granted the exclusive right to commercially exploit such Royalty-Bearing Product in certain agreed-upon territories. In addition, such amendment shall provide that Subsection 7.5.2. shall not apply with respect to such Royalty-Bearing Product and that ArQule shall indemnify Sankyo with respect to such Royalty-Bearing Product in substantially the form set forth in Section 11.1. If the Parties are unable to reach agreement with respect to the foregoing by the expiration of sixty (60) days from the commencement of such negotiations, Sankyo shall remain obligated to pay the full amount of milestone payments set forth in Section 8.1 above for such Royalty-Bearing Product.

      8.5. Royalties. In partial consideration of the activities undertaken by ArQule and the licenses granted by ArQule under this Agreement, Sankyo shall pay to ArQule a royalty for each Royalty-Bearing Product as follows:

                             Source of Royalty-Bearing Product     Royalty Rate (percentage of Net Sales)
                                    Worldwide Territory                        U.S. Territory
                             ---------------------------------     --------------------------------------
Sankyo Derivative Compound                  3%                                       4%
ArQule Compound or ArQule                   4%                                       5%
Derivative Compound

A blended royalty rate of 3.5% for the Worldwide Territory and 4.5% for the U.S. Territory shall apply if a Royalty-Bearing Product is based on (i) both a Sankyo Derivative Compound and either an ArQule Compound or ArQule Derivative Compound or (ii) an ArQule Derivative Compound that is developed by Sankyo from a Licensed Compounds without any contribution from ArQule in a Directed Array Program under this Agreement. This royalty obligation shall commence with the first commercial sale of a Royalty-Bearing Product in any country and shall continue on a country-by-country basis until the expiration of the last to expire of any Patent Rights covering that Royalty-Bearing Product or, in any country in which the Royalty-Bearing Product is not covered by a Patent Right, for a period of ten (10) years from the date of first commercial sale of that Royalty-Bearing Product in that country.

      8.6. Reports and Payments. Within sixty (60) days after the conclusion of each Royalty Period, Sankyo shall deliver to ArQule a report containing the following information:

      (i) gross sales of Royalty-Bearing Products by Sankyo, its Affiliates and Sublicensees during the applicable Royalty Period in each country of sale;

      (ii) adjustments and calculation of Net Sales for the applicable Royalty Period in each country of sale; and

      (iii) total Net Sales in U.S. dollars, together with the exchange rates used for conversion.

All such reports shall be maintained in confidence by ArQule. If no royalties are due to ArQule for any reporting period, the report shall so state. Concurrent with this report, Sankyo shall remit to ArQule any payment due for the applicable Royalty Period. The method of payment shall be mutually agreed to. All amounts payable to ArQule under this Section will first be calculated in the currency of sale and then converted into U.S. dollars in accordance with
Section 8.7., and such amounts shall be paid without deduction of any withholding taxes, value-added taxes, or other charges applicable to such payments, except as provided for in Section 8.11.

      8.7. Invoices; Payments in U.S. Dollars. With the exception of royalty payments due under Section 8.5, ArQule shall submit invoices to Sankyo for each payment due ArQule hereunder, and Sankyo shall pay such invoices within sixty
(60) days of receipt thereof. All payments due under this Agreement shall, except as provided in Section 8.8. below, be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges, except as provided for in Section 8.9.

      8.8. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Sankyo shall give ArQule prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in Section 8.6. Sankyo shall pay any amounts due ArQule through whatever lawful methods ArQule reasonably designates; provided, however, that if ArQule fails to designate such payment method within thirty (30) days after ArQule is notified of the restriction, then Sankyo may deposit such payment in local currency to the credit of ArQule in a recognized banking institution selected by Sankyo and identified by written notice to ArQule, and such deposit shall fulfill all obligations of Sankyo to ArQule with respect to such payment.

      8.9. Records. Sankyo and its Affiliates shall maintain complete and accurate records of Royalty-Bearing Products made, used or sold by them or their Sublicensees under this Agreement, and any amounts payable to ArQule in relation to such Royalty-Bearing Products, which records shall contain sufficient information to permit ArQule to confirm the accuracy of any reports delivered to ArQule in accordance with Section 8.6. The relevant Party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period. During the Royalty Period and thereafter for a period of three (3) years, each Party (acting as the "Auditing Party") shall have the right, at its own expense, to cause an independent certified public accountant to inspect such records of the other Party (the "Audited Party") during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to the Auditing Party any information other than information relating to accuracy of reports and payments delivered under this Agreement and shall provide the Audited Party with a copy of any report given to the Auditing Party. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) in any Royalty Period, the Audited Party shall bear the full cost of such audit. Each party may exercise its rights under this Section only once every year and only with reasonable prior notice to the other Party.

      8.10. Late Payments. Any payments by Sankyo that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the prime rate of interest as reported in the Wall Street Journal on the date payment is due, calculated based on the number of days that payment is delinquent.

      8.11. Withholding Tax Payments.

             8.11.1. Payments. All amounts payable under this Section 8 except royalties payable under Section 8.5. shall represent the actual proceeds to be received by ArQule after any applicable deductions have been made, including without limitation any withholding taxes. ArQule agrees to reasonably cooperate with Sankyo in obtaining a refund of any withholding taxes paid by Sankyo with respect to any payments to ArQule hereunder. In the event that ArQule is successful in obtaining exemption therefrom, a full allowance of such withholding tax or a foreign tax credit paid by Sankyo under this Agreement, ArQule agrees to promptly remit such refund amount received by ArQule to Sankyo.

             8.11.2. Royalty Payments. Sankyo may only withhold from royalties due to ArQule under Section 8.5. amounts for payment of Japanese withholding tax that is required by law to be paid to the Japanese taxing authority with respect to such royalty amounts due to ArQule; provided, however, that such amount withheld shall not exceed ten percent (10%) of such royalties due to ArQule; and further provided, however, that in regard to any such tax withholding Sankyo shall give ArQule such documents, and provide any other cooperation or assistance on a reasonable basis, as may be necessary to enable ArQule to claim exemption therefrom, to receive a full allowance of such withholding tax or claim a foreign tax credit, and Sankyo shall upon ArQule's request give proper evidence as to the payment of such tax. In the event that Sankyo is successful in obtaining any refund of tax withholding amounts paid by Sankyo under Sections
8.5. of this Agreement, Sankyo agrees to promptly remit such refund amount received by Sankyo to ArQule.

9.    Confidential Information and Proprietary Materials.

      9.1. Confidential Information.

            9.1.1. Designation of Confidential Information. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

            9.1.2. Obligations. The Receiving Party agrees that it shall:

                  (a) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its, and its Affiliates, directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement;

                  (b) use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement; and

                  (c) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

            9.1.3. Exceptions. The obligations of the Receiving Party under
Section 9.1.2. above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:

                  (a) was in the public domain prior to the time of its disclosure under this Agreement;

                  (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

                  (c) was independently developed or discovered by the Receiving Party without use of the Confidential Information;

                  (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

                  (e) is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the FDA or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

            9.1.4. Return of Confidential Information. Upon the termination of this Agreement, at the request of the Disclosing Party, the Receiving Party shall destroy or return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its Legal Department solely for the purpose of monitoring its obligations under this Agreement.

      9.2. Proprietary Materials.

            9.2.1. Ownership. Sankyo acknowledges and agrees that the ArQule Compounds and any other Proprietary Materials provided to Sankyo and its Affiliates under this Agreement are and shall remain the property of ArQule. ArQule acknowledges and agrees that any Sankyo Compounds and any other Proprietary Materials provided to ArQule under this Agreement are and shall remain the property of Sankyo. The foregoing notwithstanding, the Parties agree that ownership of any intellectual property rights in ArQule Derivative Compounds shall be determined in accordance with Section 6.

            9.2.2. Restrictions on Use and Transfer. Sankyo shall use the ArQule Compounds only for the purposes contemplated by this Agreement, and shall not transfer the ArQule Compounds to any third party without the prior written consent of ArQule. Except as expressly permitted herein, Sankyo shall not attempt to identify the ArQule Compounds in the Mapping Array Libraries or Compass Array Libraries. In the case of Proprietary Materials other than ArQule Compounds, the Recipient agrees to use such Proprietary Materials only for the purposes indicated by the Provider, and shall not transfer the Proprietary Materials to any third party without the prior written consent of the Provider. The Recipient further agrees to inform its employees and consultants about the proprietary nature of the Proprietary Materials and to take reasonable precautions, at least as stringent as those observed by the Recipient to protect its own Proprietary Materials, to ensure that such employees and consultants observe the obligations of the Recipient under this Section 9.2.2.

            9.2.3.. Disposition of Unused Materials. At the request of the Provider, the Recipient will return or destroy any unused Proprietary Materials furnished by the Provider; provided, however, that the disposition of unused ArQule Compounds shall be made in accordance with Section 12.4.

            9.2.4. Compliance with Law. The Recipient agrees to comply with all international, national, state, and local laws and regulations applicable to the use, storage, disposal, and transfer of Proprietary Materials furnished by the Provider, including without limitation the Toxic Substances Control Act (15 USC 2601 et seq.) and implementing regulations (in particular, 40 CFR 720.36 [Steering and Development Exemption]), the Food, Drug, and Cosmetic Act (21 USC 301 et seq.) and implementing regulations, and all Export Administration Regulations of the Department of Commerce. The Recipient assumes sole responsibility for any violation of such laws or regulations by the Recipient or any of its Affiliates.

            9.2.5.. Limitation of Liability. Any Proprietary Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. The Recipient should assume that the materials are dangerous and should use appropriate precautions. THE PROVIDER MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPRIETARY MATERIALS FURNISHED TO THE RECIPIENT. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PROVIDER DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE OF ANY PROPRIETARY MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, AND THE PROVIDER SHALL HAVE NO LIABILITY RELATING THERETO.

      9.3. Survival of Obligations. The obligations set forth in this Section 9 shall remain in effect for a period of five (5) years after termination of this Agreement, except that the obligations of the Receiving Party to destroy or return Confidential Information and Proprietary Materials to the Disclosing Party shall survive until fulfilled.

10.   Representations and Warranties.

      Each Party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a Party.

11.   Indemnification and Insurance.

      11.1. Sankyo Indemnity Obligations. Sankyo agrees to defend, indemnify and hold ArQule, its Affiliates and their respective directors, officers, employees and agents harmless from all costs, judgments, liabilities and damages assessed by a court of competent jurisdiction arising from claims asserted by a third party against ArQule, its Affiliates or their respective directors, employees or agents as a result of: (a) actual or asserted violations of any applicable law or regulation by Sankyo, its Affiliates, sublicensees or third party manufacturers by virtue of which the Royalty-Bearing Products manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the Royalty-Bearing Products by Sankyo, its Affiliates, sublicensees or third party manufacturers; or (c) a recall ordered by a governmental agency, or required by a confirmed failure, of Royalty-Bearing Products manufactured, distributed, or sold by Sankyo, its Affiliates, sublicensees or third party manufacturers as reasonably determined by the Parties hereto.

      11.2. Procedure. In the event that ArQule or any of its Affiliates or their respective employees or agents (the "Indemnitee") intends to claim indemnification under this Section 11, such Party shall promptly notify Sankyo of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and Sankyo shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by Sankyo, if representation of such Indemnitee by the counsel retained by Sankyo would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The indemnity agreement in this
Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Sankyo, which consent shall not be withheld unreasonably. The failure to deliver notice to Sankyo within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Sankyo of any liability to the Indemnitee under this Section 11, but the omission so to deliver notice to Sankyo will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 11. The Indemnitee under this Section 11, its employees and agents, shall cooperate fully with Sankyo and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

      11.3. Insurance. Sankyo shall maintain appropriate product liability insurance with respect to development, manufacture and sales of the Royalty-Bearing Products by Sankyo in such amount as Sankyo customarily maintains with respect to sales of its other products. Sankyo shall each maintain such insurance for so long as it continues to manufacture or sell the Royalty-Bearing Products, and thereafter for so long as Sankyo maintains insurance for itself covering such manufacture or sales.

12.   Term and Termination.

      12.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of the Research Period, unless earlier terminated as provided in this Article 12.

      12.2. Breach of Payment Obligations. In the event that Sankyo fails to make timely payment of any amounts due to ArQule under this Agreement, ArQule may terminate this Agreement upon thirty (30) days written notice to Sankyo, unless Sankyo pays all past-due amounts within such thirty-day notice period.

      12.3. Material Breach. In the event that either Party commits a material breach of any of its obligations under this Agreement (other than as provided in Section 12.2) and such Party fails (i) to remedy that breach within ninety (90) days after receiving written notice thereof from the other Party or (ii) to commence dispute resolution pursuant to Section 13.5, within ninety (90) days after receiving written notice of that breach from the other Party, the other Party may immediately terminate this Agreement upon written notice to the breaching Party.

      12.4. Effect of Termination. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination. The provisions of Article 7, Article 8 (with respect only to research-related payments accrued at the time of termination but not yet paid and with respect to milestone and royalty payments), Article 9, and Article 11, and Sections 6.2., 6.3., 12.4., 13.3., 13.4., 13.5., and 13.10, shall survive the expiration or termination of this Agreement. In addition, if ArQule terminates this Agreement pursuant to Section 12.3., the provisions of Section 9.3.2. shall immediately apply to all ArQule Compounds.

13.   Miscellaneous.

      13.1. Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein.

      13.2. Publicity. Neither Party shall use the name of the other Party or reveal the terms of this Agreement in any publicity or advertising without the prior written approval of the other Party, except that (i) either Party may use the text of a written statement approved in advance by both Parties without further approval, (ii) either Party shall have the right to identify the other Party and to disclose the terms of this Agreement as required by applicable securities laws or other applicable law or regulation, and (iii) either Party may use the name of the other Party and reveal the existence of this Agreement.

      13.3. Non-Solicitation. During the term of this Agreement and thereafter for a period of two (2) years, each Party agrees not to seek to persuade or induce any employee of the other Party to discontinue his or her employment with that Party in order to become employed by or associated with any business, enterprise, or effort that is associated with its own business.

      13.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      13.5. Dispute Resolution Procedures.

                  (a) The Parties hereby agree that they will attempt in good faith to resolve any controversy, claim or dispute ("Dispute") arising out of or relating to this Agreement promptly by negotiations. Any such Dispute which is not settled by the Parties within fifteen (15) days after notice of such Dispute is given by one Party to the other in writing shall be referred to a senior executive of ArQule and the Director of the Research Institute of Sankyo who are authorized to settle such Disputes on behalf of their respective companies ("Senior Executives"). The Senior Executives will meet for negotiations within fifteen (15) days of the end of the 15 day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the 15 day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be settled first by non-binding mediation and thereafter by arbitration as described in subsections (b) and (c) below.

                  (b) Any Dispute which is not resolved by the Parties within the time period described in subsection (a) shall be submitted to an alternative dispute resolution process ("ADR"). Within five (5) business days after the expiration of the thirty (30) day period set forth in subsection (a), each Party shall select for itself a representative with the authority to bind such Party and shall notify the other Party in writing of the name and title of such representative. Within ten (10) business days after the date of delivery of such notice, the representatives shall schedule a date for engaging in non-binding ADR with a neutral mediator or dispute resolution firm mutually acceptable to both representatives, but in the absence agreement the firm shall be the Center for Public Resources Institute for Dispute Resolution. Any such mediation shall be held in Boston, Massachusetts. Thereafter, the representatives of the Parties shall engage in good faith in an ADR process under the auspices of such individual or firm. If the representatives of the Parties have not been able to resolve the Dispute within thirty (30) business days after the conclusion of the ADR process, or if the representatives of the Parties fail to schedule a date for engaging in non-binding ADR within the ten (10) day period set forth above, the Dispute shall be settled by binding arbitration as set forth in subsection (c) below. If the representatives of the Parties resolve the dispute within the thirty (30) day period set forth above, then such resolution shall be binding upon the Parties. If either Party fails to abide by such resolution, the other Party can immediately refer the matter to arbitration under Section 13.5(c).

                  (c) If the Parties have not been able to resolve the Dispute as provided in subsections (a) and (b) above, the Dispute shall be finally settled by binding arbitration. Any arbitration hereunder shall be conducted under rules of the American Arbitration Association. The arbitration shall be conducted before three arbitrators chosen according to the following procedure: each of the Parties shall appoint one arbitrator and the two so nominated shall choose the third. If the arbitrators chosen by the Parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their appointment, then the third arbitrator shall be appointed by the Court of

      Arbitration of the American Arbitration Association. Any such arbitration shall be held in Boston, Massachusetts. The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. The arbitral award (i) shall be final and binding upon the Parties; and (ii) may be entered in any court of competent jurisdiction.

                  (d) Nothing contained in this Section or any other provisions of this Agreement shall be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other Party to comply with its obligations hereunder before or during the pendency of mediation or arbitration proceedings. The Parties hereby irrevocably consent to submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and/or any other court having jurisdiction for this purpose.

      13.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

      13.7. Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

      13.8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.

      13.9. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

      13.10. Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Sankyo:                               If to ArQule:

Sankyo Co., LTD                             ArQule, Inc.
2-58, Hiromachi 1-Chome                     19 Presidential Way
Shinagawa-ku                                Woburn, MA  01801
Tokyo 140 Japan                             Attention:  President
Attention:  Junichi Ryokai
Tel: 03 3492 3131                           Tel: (781) 994-0300
Fax: 03 5436 8561                           Fax: (781) 503-0009

                                            with a copy to:

                                            Same Address
                                            Attention:  General Counsel
                                            Tel: (781) 994-0300
                                            Fax: (781) 503-0009

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section.

      13.11. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

      13.12. Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

      13.13. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties relating to the subject matter hereof.

      13.14. Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to be in breach of this Agreement, for failure or delay in fulfilling or performing any provisions of this Agreement when such failure or delay is caused by or results from any cause whatsoever outside the reasonable control of the Party concerned including, but not limited to, fire, explosion, breakdown of plant, strike, lock-out, labor disputes, casualty or accident, lack or failure of transportation facilities, flood, lack or failure of sources of supply or of labor, raw materials or energy, civil commotion, embargo, any law, regulation, decision, demand or requirement of any national or local government or authority. The Party claiming relief shall, without delay, notify the other Party by registered airmail or by telefax of the interruption and cessation thereof and shall use its best efforts to remedy the effects of such hindrance with all reasonable dispatch. The onus of proving that any such Force Majeure event exists shall rest upon the Party so asserting. During the period that one Party is prevented from performing its obligations under this Agreement due to a Force Majeure event, the other Party may, in its sole discretion, suspend any obligations that relate thereto. Upon cessation of such Force Majeure event the Parties hereto shall use their best efforts to make up for any suspended obligations. If such Force Majeure event is anticipated to continue, or has existed for nine (9) consecutive months or more, this Agreement may be forthwith terminated by either Party by registered airmail or by telefax. In case of such termination the terminating Party will not be required to pay to the other Party any indemnity whatsoever.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

SANKYO CO., LTD                                    ARQULE, INC.

By:                                                By:
   _______________________________________            ________________________
Name: Tetsuo Hiraoka                               Name: Stephen A. Hill, M.D.
Title: Executive Managing Director                 Title: President and Chief
       General Manager, Research Institute         Executive Officer

                                   EXHIBIT A

                             Compound Specifications

1.    Compass Array Library.

The Compass Array Library is a diverse subset of approximately 25,000 compounds that have computationally selected to represent at least 12.5% of the Mapping Array Libraries to be generated during 2000 and 2001.

ArQule will provide approximately 1mg of each Compass Array compound dissolved in 250 (mu)L of 100% DMSO (10 mM). The compounds will be provided in 96-well plates with 80 filled wells per plate. Because ArQule performs 25% quality control analysis of each Mapping Array Library corresponding to the Compass Array Library, the purity and confirmation of molecular weight is similar to the Mapping Array Library, as described below. A Markush structure file defining each chemical theme is supplied with every shipment.

2.    Mapping Array Libraries.

The Mapping Array repository is a diverse screening library. The Mapping Array Libraries produced in the year 2000 contain approximately 200,000 compounds. The Mapping Array Libraries planned for production in the year 2001 will contain approximately 200,000 compounds.

ArQule will provide 1 mg of each Mapping Array compound dissolved in 250(mu)L of 10mM 100% DMSO. The compounds will be provided in 96-well plates with up to 80 filled wells per plate. ArQule performs 25% quality control analysis of each Mapping Array Library by HPLC/UV/ELSD for purity and flow injection mass spectrometry for confirmation of molecular weight. Each Mapping Array Library is on average more than 85% pure as determined by HPLC analysis. A Markush structure file defining each chemical theme is supplied with every shipment.

3.    Confirmation Samples and Resynthesized Compounds.

As determined by the Research Committee, ArQule shall resynthesize and deliver to Sankyo approximately five (5) mg of any Available Compound to enable Sankyo to conduct screening activities in accordance with Subsection 3.2. ArQule will resynthsize up to fifteen (15) compounds per quarter (60 annually), subject to payments described in Section 8.1.3. ArQule will provide each resynthesized compound as a dry solid, power or oil with a purity of 95% based on HPLC/UV, ELSD.

4.    Directed Array Compounds.

Unless otherwise agreed to by the Research Committee, all ArQule Compounds delivered as part of the Directed Arrays will be provided 30 mmol of compound in DMSO in 96-well plates with up to 80 filled wells per plate. ArQule performs 100% quality control analysis of each Directed Array compound tested by HPLC/UV/ELSD. The average purity of each compound is 85% as determined by HPLC analysis. An SD file is supplied with every shipment.